Exhibit 99.(m)

VENERABLE VARIABLE INSURANCE TRUST

RULE 12b-1 DISTRIBUTION AND SERVICE PLAN

This Distribution and Service Plan (the “Plan”) is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) to enable Venerable Variable Insurance Trust (the “Trust”) to directly or indirectly bear expenses relating to the distribution and shareholder service of Class V shares of the series of the Trust currently established and such other series as may be established in the future (each a “Fund” and collectively, the “Funds”).

Section 1. The Trust will pay the principal underwriter of the Trust (the “Distributor”) a fee calculated daily and paid monthly at an annual rate equal to 0.30% of the average daily net assets of Class V shares of each Fund. The Distributor may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker/dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the Distributor. The actual fee to be paid by the Distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

Section 2. Amounts paid under the Plan shall comply with the guidelines concerning asset-based sales charges as set forth in the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Accordingly, up to 0.25% of the fee may be paid in consideration of shareholder services and the full amount of the 0.30% fee may be paid in consideration of distribution services.

Section 3. This Plan shall not take effect as to a Fund until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of such Fund, if adopted after any public offering of shares; and (b) together with any related agreements, by vote of the majority of (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined below), cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in clause (b) of Section 3 herein for the approval of this Plan.

Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Board of Trustees of the Trust a quarterly written report of the amounts so expended and the purposes for which such expenditures were made.

Section 6. This Plan may be terminated as to a Fund or a class of shares of a Fund at any time by the vote of a majority of the Qualified Trustees or, with respect to any such class of shares of a Fund, by vote of a majority of the outstanding voting securities of the class. Termination with respect to a Fund or a class of a Fund will not affect the validity of this Plan with respect to the shares of any other Fund or class of a Fund.

Section 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or, with respect to shares of any class of a Fund, by vote of a majority of the outstanding voting securities of such class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may be amended in the manner provided in clause (b) of Section 3 herein for the approval of this Plan; provided, however, that the Plan may not be amended to increase materially the amount permitted to be paid pursuant to Section 1 hereof without the approval of a majority of the outstanding voting securities of Class V of a Fund.

Section 9. While this Plan is in effect, the Board of Trustees of the Trust must satisfy the applicable fund governance standards set forth and defined in the 1940 Act.

Section 10. As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11. Copies of the Plan, any related agreements, and any reports made to the Board hereunder must be preserved for a period of not less than six years from the date of the Plan, agreement, or report, the first two years in an easily accessible place.

Adopted at a meeting held April 2 – 3, 2024

2